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                                                                      Exhibit 21
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                                                            Percentage of
                                    State or County of    Voting Securities
                                     Incorporation or   Directly or Indirectly
                                       Organization     Owned by the Registrant
Registrant:

  Apertus Technologies Incorporated       Minnesota

Subsidiaries:

  BlueLine Software, Inc.                 Minnesota                 100%

  Apertus Technologies Canada Inc.        Canada                    100%

  BlueLine B.V.                           Holland                   100%

  Systems Strategies, Inc.                New York                  100%

  Systems Strategies Limited              United Kingdom            100%

  Apertus Inc. GMBH                       Germany                   100%

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